CERTIFICATE OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

                             OF AVTR SYSTEMS, INC.

         AVTR SYSTEMS, INC., a corporation organized under the General Corporation Law of the State of Delaware, does hereby Certify:

1.   The name of the Corporation is AVTR Systems, Inc.
2. The Articles of Incorporation of the Corporation was filed by the Secretary of State of Delaware on March 10, 1986, and recorded in the office of the Recorder of Deeds of Dover County on March 12, 1986.
3. Article Fourth of the Corporation's Certificate of Incorporation is hereby amended to provide as follows:

                  "The aggregate number of shares which the Corporation shall have the authority to issue is 10,000,000 shares of Common Stock of the par value of $.00005 per share."

4. the foregoing amendment was approved by the respective unanimous consent of the shareholders and the directors of the Corporation.


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IN WITNESS WHEREOF, said AVTR SYSTEMS, INC. has its
corporate seal to be hereunto affixed and this Certificate to be signed by James Fallacaro, and its Secretary, Herbert L. Cohen this 17th day of June, 1986.


By:  /s/ JAMES FALLACARO,
     ----------------------
        JAMES FALLACARO,
        President


Attest:

By:  /s/ HERBERT L. COHEN
     ------------------------
       HERBERT L. COHEN,
        Secretary

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